Exhibit 99.1

Wetouch Technologies Inc. Announces $15 Million Stock Buyback Program

Chengdu, China, July 8th, 2024 /PRNewswire/ -- Wetouch Technologies Inc. (NASDAQ: WETH) ("Wetouch" or the "Company"), a leading innovator in the global touch display industry, today announced a stock buyback program to repurchase up to $15 million of the Company's common stock.

Under the program, the Company is authorized to repurchase its shares from time to time in the open market or in privately negotiated transactions. The timing and amount of any repurchases will depend on a variety of factors, including price, trading volume, general market conditions, and other corporate considerations. The repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended, modified, or discontinued at any time without prior notice.

"We are pleased to announce this stock buyback program, which reflects our confidence in the strong and growing business of Wetouch," said Zongyi Lian, CEO of Wetouch Technologies Inc. "With over $90 million in cash and nearly $8 per share in cash, however the market capitalization is less than $30 million, we believe our stock is significantly undervalued. This buyback program represents an attractive opportunity to return value to our shareholders."

About WeTouch Technology Inc.

Wetouch Technology Inc. is at the forefront of providing premium touch display solutions, dedicated to reshaping human-machine interaction across diverse industries. With a relentless focus on innovation and customer satisfaction, Wetouch consistently delivers cutting-edge technology and unparalleled performance in touch display solutions globally.

For additional information, please visit: WeTouch Technology Inc.at http://en.usa-wetouch.com/

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will", "expects", "anticipates", "future", "intends", "plans", "believes", "estimates", "target", "going forward", "outlook," "objective" and similar terms. Such statements are based upon management's current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and which are beyond Wetouch's control, which may cause Wetouch's actual results, performance or achievements  (including the RMB/USD value of its anticipated benefit to wetouch as described herein) to differ materially and in an adverse manner from anticipated results contained or implied in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in Wetouch's filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Wetouch does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For more information, please contact:

Horizon Research Management Consultancy
Michael Wei,
Email: hwey@horizonconsultancy.co